SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 11, 2015

FORRESTER RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(Address of principal executive offices, including zip code)

(617) 613-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changes since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information contained in this current report on Form 8-K is furnished pursuant to Item 2.02 of Form 8-K “Results of Operations and Financial Condition”. This information and the exhibits hereto are being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended. The information contained in this report shall not be incorporated by reference into any filing of Forrester Research, Inc. with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

On February 11, 2015, Forrester Research, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2014.

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Forrester uses pro forma financial information to manage its business, including use of pro forma financial results as the basis for setting targets for various compensation programs. Our pro forma presentation excludes the following, as well as their related tax effects:

Amortization of intangibles—we exclude the effect of the amortization of intangibles from our pro forma results in order to more consistently present our ongoing results of operations.

Gains and losses from investments—we have consistently excluded both gains and losses related to our investments in non-marketable securities and sales of marketable securities from our pro forma results in order to keep quarter-over-quarter and year-over-year comparisons consistent.

Stock-based compensation expense—we exclude stock-based compensation from our pro forma results in order to keep quarter-over-quarter and year-over-year comparisons consistent.

Reorganization costs associated with the Company’s reductions in force are not included in our pro forma results in order to keep quarter-over-quarter and year-over-year comparisons consistent.

However, these measures should be considered in addition to, not as a substitute for, or superior to, operating income or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in our financial statements and filings with the Securities and Exchange Commission.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 11, 2015, the Company announced a reduction in its workforce of approximately 4% of its employees across various geographies and functions. Notification to affected persons commenced February 11, 2015 and is expected to be completed by February 27, 2015. The Company expects to incur pre-tax expenses of $3.5 million to $4.0 million in the first and second quarters of 2015 related principally to cash severance and related benefit costs for terminated employees.

Item 5.02	Compensatory Arrangements of Certain Officers.

On February 10, 2015, the Compensation and Nominating Committee (“the Committee”) of the Board of Directors approved the payment of discretionary bonuses for 2014 to named executive officers. The Committee approved bonuses for George F. Colony, Cliff Condon, Michael A. Doyle, Michael Morhardt and Dennis van Lingen in the amounts of $147,000, $49,440, $75,970, $40,000 and € 45,083, respectively. The Committee determined that although the minimum threshold targets set in the first quarter of 2014 for payment of bonuses under the Company’s Amended and Restated Executive Cash Incentive Plan (the “Plan”) were not achieved, given the overall financial results for the Company in 2014 and the contributions of the executives to implement and support the Company’s strategic initiatives, payment of 2014 incentive compensation was appropriate. The amounts noted above represent 40% of the named executive officers’ target incentive compensation under the Plan for 2014.

Item 8.01	Other Events.

On February 11, 2015, the Company also announced that its Board of Directors has approved an increase to its regular quarterly cash dividend to $0.17 per share, to be paid on March 18, 2015 to shareholders of record on March 4, 2015. Further, the Company announced that its Board of Directors has authorized a $25 million increase in the Company’s stock repurchase program, bringing the total available authorization to $28.4 million.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated February 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.

By	/s/ Michael A. Doyle
Name: Michael A. Doyle
Title: Chief Financial Officer and Treasurer

Date: February 11, 2015

Exhibit Index

Exhibit	Description

99.1	Press Release dated February 11, 2015